Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-269038) pertaining to the 2022 Plan Governing the Issuance of Restricted Stock Awards for Employees of United Microelectronics Corporation, and

(2)	Registration Statement (Form S-8 No. 333-284047) pertaining to the 2024 Plan Governing the Issuance of Restricted Stock Awards for Employees of United Microelectronics Corporation

of our reports dated April 30, 2026, with respect to the consolidated financial statements of United Microelectronics Corporation and the effectiveness of internal control over financial reporting of United Microelectronics Corporation included in this Annual Report (Form 20-F) of United Microelectronics Corporation for the year ended December 31, 2025.

/s/ Ernst & Young
Taipei, Taiwan,
Republic of China
April 30, 2026